Exhibit 99.1

Aurinia Pharmaceuticals Reports Third Quarter and Nine Months 2024 Financial and Operational Results,
Announces Strategic Restructuring to Sharpen Focus on Continued LUPKYNIS® Growth and AUR200 Development
•Achieved $67.8 million in total net revenue and $55.5 million in net product revenue for the third quarter of 2024, representing year-over-year growth of 24% and 36%, respectively
•Generated $17.0 million in cash flow from operations in the third quarter and had cash, cash equivalents, restricted cash, and investments of $348.7 million as of September 30, 2024
•Anticipates a one-time restructuring charge in the fourth quarter of 2024 of $15 to $19 million and estimates post-restructuring annualized cash-based operating expense savings of more than $40 million
•Reiterates 2024 net product revenue guidance range of $210 to $220 million for fiscal year 2024
Webcast and conference call to be hosted today at 8:30 a.m. ET

ROCKVILLE, Maryland and EDMONTON, Alberta – November 7, 2024 – Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (Aurinia or the Company) today issued its financial results for the third quarter and nine months ended September 30, 2024. With continued strong commercial execution, the Company achieved significant year-over-year growth in total net revenue and net product revenue and $17.0 million in cash flow from operations in the third quarter. Having achieved $158.6 million in net product revenue for the nine months ended September 30, 2024, the Company is reiterating its net product revenue guidance range of $210 to $220 million for fiscal year 2024.

Aurinia is implementing a strategic restructuring to sharpen the Company’s focus on continued LUPKYNIS® growth and the rapid development of AUR200. This restructuring will result in a workforce reduction of approximately 45% and will focus the Company’s LUPKYNIS commercial strategy on the highest growth drivers. The restructuring will also improve operational efficiency, with anticipated post-restructuring annualized cash-based operating expense savings of more than $40 million.
“We are pleased to report continued strong momentum through the first nine months of the year,” stated Peter Greenleaf, President and Chief Executive Officer of Aurinia. “Going forward, our streamlined organization will enable us to lean further into key areas of the commercial LUPKYNIS business that have historically delivered optimal returns, while at the same time accelerating the development of our important pipeline product, AUR200.”
In the third quarter of 2024, the Company added 364 PSFs and 146 new patients who were either restarting LUPKYNIS or receiving it through a hospital pharmacy. Together, these total 510, which is 17% higher than the 436 PSFs in the third quarter of 2023. Conversion rates (PSFs converted to patients on therapy), time to conversion, and adherence rates remained consistent with the prior quarter.
Recent Milestones Achieved
•In September 2024, the first participant was dosed in a Phase 1 study of AUR200, a differentiated, potential best-in-class therapy for autoimmune diseases that targets both BAFF (B-cell Activating Factor) and APRIL (A Proliferation-Inducing Ligand). The Company continues to expect to report initial results from this study in the first half of 2025.
•In September 2024, the Japanese Ministry of Health, Labour, and Welfare approved LUPKYNIS, triggering the recognition of an additional $10 million milestone payment from Aurinia’s collaboration partner, Otsuka Pharmaceutical Co., Ltd.

Financial Results for the Three and Nine Months Ended September 30, 2024
Total net revenue was $67.8 million for the three months ended September 30, 2024, and $54.5 million for the same period in 2023, representing growth of 24%. Year to date total net revenue was $175.3 million for the nine months ended September 30, 2024, compared to $130.4 million for the same period in 2023, representing growth of 34%.
Net product revenue was $55.5 million for the three months ended September 30, 2024, and $40.8 million for the same period in 2023, representing growth of 36%. Net product revenue was $158.6 million for the nine months ended September 30, 2024, and $116.2 million for the same period in 2023, representing growth of 36%. The increase in both periods is primarily due to increased LUPKYNIS sales to the Company’s two main specialty pharmacies, driven predominantly by further penetration of the lupus nephritis (LN) market. Additionally, for the nine months ended September 30, 2024, Aurinia had sales of semi-finished product to Otsuka to support continued commercialization in its territories.
U.S. market penetration grew 25% year-over-year, with 2,422 patients on LUPKYNIS therapy as of September 30, 2024, compared to 1,939 as of September 30, 2023.
License, collaboration, and royalty revenues were $12.3 million and $13.7 million for the three months ended September 30, 2024, and September 30, 2023, respectively, and $16.7 million and $14.2 million for the nine months ended September 30, 2024, and September 30, 2023, respectively. The revenue is primarily due to a $10.0 million milestone recognized in the third quarter of 2024 for the Japanese Ministry of Health, Labour, and Welfare approval of LUPKYNIS and a $10.0 million milestone recognized in the third quarter of 2023 for pricing and reimbursement approval, coupled with manufacturing services revenue from Otsuka related to shared capacity services that commenced in late June 2023.
Cost of sales were $6.0 million and $6.8 million for the three months ended September 30, 2024, and September 30, 2023, respectively, and $22.7 million and $8.8 million for the nine months ended September 30, 2024, and September 30, 2023, respectively. The increase for the nine months ended September 30, 2024, is primarily due to the amortization of the monoplant finance right of use asset, which was placed into service in late June 2023 and therefore only partially impacted prior year results.
Gross margin was 91% and 88% for the three months ended September 30, 2024, and September 30, 2023, respectively, and 87% and 93% for the nine months ended September 30, 2024, and September 30, 2023, respectively.
SG&A expenses, inclusive of share-based compensation, were $42.4 million and $47.8 million for the three months ended September 30, 2024, and September 30, 2023, respectively, and $135.0 million and $145.0 million for the nine months ended September 30, 2024, and September 30, 2023, respectively. The decrease in both periods is primarily due to lower employee related costs, including share-based compensation and overhead costs, as a result of a reduction in general and administrative headcount, which occurred late in the first quarter of 2024.
R&D expenses, inclusive of share-based compensation expense, were $3.0 million and $13.6 million for the three months ended September 30, 2024, and September 30, 2023, respectively, and $12.7 million and $39.4 million for the nine months ended September 30, 2024, and September 30, 2023, respectively. The primary drivers in both periods were lower employee costs due to a reduction in headcount late in the first quarter of 2024, a decrease of expenses related to ceasing Aurinia’s AUR300 development program, and timing of expenses related to developing AUR200.
Restructuring expenses were nil and $7.8 million for the three and nine months ended September 30, 2024, and nil for the three and nine months ended September 30, 2023. Restructuring expenses primarily included employee severance, one-time benefit payments, and contract termination expenses related to the restructuring, which occurred late in the first quarter of 2024.

For the three months ended September 30, 2024, Aurinia recorded net income of $14.4 million or $0.10 net income per common share, as compared to a net loss of $(13.4) million or $(0.09) net loss per common share for the three months ended September 30, 2023. For the nine months ended September 30, 2024, Aurinia recorded a net income of $4.3 million or $0.03 net income per common share, as compared to a net loss of $(51.1) million or $(0.36) net loss per common share for the nine months ended September 30, 2023.

Financial Liquidity at September 30, 2024

As of September 30, 2024, Aurinia had cash, cash equivalents, restricted cash, and investments of $348.7 million, compared to $350.7 million at December 31, 2023.
Cash flow from operations was $17.0 million for the three months ended September 30, 2024, compared to $(13.3) million for the three months ended September 30, 2023. Cash flow from operations was $14.3 million for the nine months ended September 30, 2024, compared to $(47.8) million for the nine months ended September 30, 2023.
All amounts in this press release are expressed in U.S. dollars. This press release is intended to be read in conjunction with the Company’s unaudited condensed consolidated financial statements and Management's Discussion and Analysis for the quarter and nine months ended September 30, 2024, in the Company’s Quarterly Report on Form 10-Q and the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including risk factors disclosed therein, which will be accessible on Aurinia's website at www.auriniapharma.com, on SEDAR at www.sedarplus.ca or on EDGAR at www.sec.gov/edgar.

Webcast & Conference Call Details
The link to the audio webcast is available here. To join the conference call, please dial (800) 715-9871 / +1 (646) 307-1963. Conference ID: 6251719 or company name required for entry. A replay of the webcast will be available on Aurinia’s website.

About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy dedicated to the treatment of adult patients with active lupus nephritis. Aurinia is also developing AUR200, a differentiated, potential best-in-class therapy for autoimmune diseases that targets both BAFF (B-cell Activating Factor) and APRIL (A Proliferation-Inducing Ligand).
Forward-Looking Statements
Certain statements made in this press release may constitute forward-looking information within the meaning of applicable Canadian securities law and forward-looking statements within the meaning of applicable United States securities law. These forward-looking statements or information include but are not limited to statements or information with respect to: Aurinia’s anticipation of a one-time restructuring charge in the fourth quarter of 2024 of $15 to $19 million, with post-restructuring annualized cash-based operating expense savings of more than $40 million; Aurinia’s estimates as to annual net product revenue from sales of LUPKYNIS in the range of $210 to $220 million in fiscal year 2024; Aurinia’s estimate that it will reduce its workforce by approximately 45%; and Aurinia’s expectation that its restructuring will further improve operational efficiency. It is possible that such results or conclusions may change. Words such as “anticipate”, “will”, “believe”, “estimate”, “expect”, “intend”, “target”, “plan”, “goals”, “objectives”, “may” and other similar words and expressions, identify forward-looking statements. The Company has made numerous assumptions about the forward-looking statements and information contained herein, including among other things, assumptions about: the accuracy of reported data from third party studies and reports; the expected number of patient start forms, patients restarting therapy, and hospital fills, conversion rates and time to convert for patients; pricing for LUPKYNIS and patient persistency on the product; that Aurinia’s intellectual property rights are valid and do not infringe the intellectual property rights of third parties; the clinical development opportunities for its pipeline products; Aurinia’s assumptions relating to the capital required to fund operations; the timing and ability to execute on Aurinia’s restructuring plans; the costs, benefits and scope of Aurinia’s restructuring plans; that Aurinia’s current good relationships with its suppliers, service providers and other third parties will be maintained; assumptions relating to the burn rate of Aurinia’s cash for operations; and that Aurinia’s third party service providers will comply with their contractual obligations.
Forward-looking information by their nature are based on assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Aurinia to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements or information. Such risks, uncertainties and other factors include, among others, the following: Aurinia’s actual future financial and operational results may differ from its expectations; difficulties Aurinia may experience in completing the commercialization of LUPKYNIS; difficulties Aurinia may experience executing its restructuring program; challenges in the conduct of clinical studies; the market for the LN business may not be as estimated; Aurinia may have to pay unanticipated expenses; Aurinia may not be able to obtain sufficient supply to meet commercial demand for LUPKYNIS in a timely fashion; unknown impact and difficulties imposed by the widespread health concerns on Aurinia’s business operations including nonclinical, clinical, regulatory and commercial activities; the results from Aurinia’s clinical studies and from third party studies and reports may not be accurate; Aurinia’s third party service providers may not, or may not be able to, comply with their obligations under their agreements with Aurinia; and Aurinia’s assets or business activities may be subject to disputes that may result in litigation or other legal claims. Although Aurinia has attempted to identify factors that would cause actual actions, events, or results to differ materially from those described in forward-looking statements and information, there may be other factors that cause actual results, performances, achievements, or events to not be as anticipated, estimated or intended. There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, you should not place undue reliance on forward-looking statements or information. All forward-looking information contained in this press release is qualified by this cautionary statement. Additional information related to Aurinia, including a detailed list of the risks and uncertainties affecting Aurinia and its business, can be found in Aurinia’s most recent Annual Report on Form 10-K and its other public available filings available by accessing the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedarplus.ca or the U.S. Securities and Exchange Commission’s Electronic Document Gathering and Retrieval System (EDGAR) website at www.sec.gov/edgar, and on Aurinia’s website at www.auriniapharma.com.

Media & Investor Inquiries:
Andrea Christopher
Corporate Communications & Investor Relations
Aurinia Pharmaceuticals Inc.
achristopher@auriniapharma.com

General Investor Inquiries:
ir@auriniapharma.com

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(unaudited)	September 30, 2024	December 31, 2023
ASSETS
Current assets
Cash, cash equivalents, and restricted cash	$37,142	$48,875
Short-term investments	311,605	301,614
Accounts receivable, net	36,483	24,089
Inventories, net	38,714	39,705
Prepaid expenses and deposits	13,815	9,486
Other current assets	2,700	1,031
Total current assets	440,459	424,800

Non-current assets
Long-term investments	—	201
Other non-current assets	868	1,517
Property and equipment, net	2,887	3,354
Acquired intellectual property and other intangible assets, net	4,509	4,977
Finance right-of-use assets, net	96,459	108,715
Operating right-of-use assets, net	4,179	4,498
Total assets	$549,361	$548,062

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	56,770	54,389
Deferred revenue	4,304	4,813
Other current liabilities	1,590	2,388
Finance lease liabilities	14,927	14,609
Operating lease liabilities	1,018	989
Total current liabilities	78,609	77,188

Non-current liabilities
Finance lease liabilities	65,955	75,479
Operating lease liabilities	5,951	6,530
Deferred compensation and other non-current liabilities	10,844	10,911
Total liabilities	161,359	170,108
SHAREHOLDER’S EQUITY
Common shares - no par value, unlimited shares authorized, 143,109 and 143,833 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	1,206,613	1,200,218
Additional paid-in capital	119,773	120,788
Accumulated other comprehensive loss	(385)	(730)
Accumulated deficit	(937,999)	(942,322)
Total shareholders' equity	388,002	377,954
Total liabilities and shareholders' equity	$549,361	$548,062

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
	(unaudited)
Revenue
Product revenue, net	$55,503	$40,781	$158,604	$116,218
License, collaboration, and royalty revenue	12,268	13,734	16,662	14,200
Total revenue, net	67,771	54,515	175,266	130,418
Operating expenses
Cost of sales	6,035	6,769	22,696	8,753
Selling, general and administrative	42,367	47,759	134,996	144,964
Research and development	3,047	13,605	12,678	39,413
Restructuring expenses	—	—	7,755	—
Other expense (income), net	4,574	2,645	159	(695)
Total cost of sales and operating expenses	56,023	70,778	178,284	192,435
Income (Loss) from operations	11,748	(16,263)	(3,018)	(62,017)
Interest expense	(1,208)	(1,400)	(3,689)	(1,465)
Interest income	4,267	4,514	12,982	12,429
Net income (loss) before income taxes	14,807	(13,149)	6,275	(51,053)
Income tax expense	457	298	1,952	92
Net income (loss)	$14,350	$(13,447)	$4,323	$(51,145)

Net income (loss) per share:
Basic	$0.10	$(0.09)	$0.03	$(0.36)
Diluted	$0.10	$(0.09)	$0.03	$(0.36)

Weighted-average common shares outstanding:
Basic	143,051	142,847	143,353	143,085
Diluted	145,651	142,847	145,010	143,085

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2024	2023
(in thousands)	(unaudited)
Cash flows from operating activities
Net income (loss)	$4,323	$(51,145)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	14,583	6,698
Net amortization of premiums and discounts on short-term investments	(9,752)	(8,836)
Share-based compensation expense	22,650	33,543
Foreign exchange on finance lease liability	(718)	(1,335)
Other, net	220	(1,659)
Net changes in operating assets and liabilities
Accounts receivable, net	(12,394)	(24,463)
Inventories, net	991	(8,984)
Prepaid expenses and other current assets	(6,001)	(2,889)
Non-current operating assets	(12)	(16)
Accounts payable, accrued and other liabilities	934	11,812
Operating lease liabilities	(550)	(499)
Net cash provided by (used in) operating activities	14,274	(47,773)
Cash flows from investing activities
Purchase of investments	(461,140)	(379,213)
Proceeds from investments	461,448	391,287
Upfront lease payment	(44)	(11,864)
Purchase of property and equipment	—	(419)
Capitalized patent costs	(225)	(240)
Net cash provided by (used in) investing activities	39	(449)
Cash flows from financing activities
Repurchase of common shares	(18,435)	—
Principal portion of finance lease payments	(8,959)	(3,482)
Proceeds from exercise of stock options and employee share purchase plan	1,348	3,929
Cash (used in) provided by financing activities	(26,046)	447
Net decrease in cash, cash equivalents, and restricted cash	(11,733)	(47,775)
Cash, cash equivalents, and restricted cash, beginning of period	48,875	94,172
Cash, cash equivalents, and restricted cash, end of period	$37,142	$46,397